TO BUSINESS AND ENERGY EDITORS:

                 James River Coal Company Reports Fourth Quarter
                      and Full Year 2007 Operating Results

    - Approximately 19% of expected Central Appalachian (CAPP) production for 2008 remains open to new higher market pricing

    - Approximately 89% of expected CAPP production for 2009 remains open to new higher market pricing

    - Changes to the mine operations portfolio are continuing

    RICHMOND, Va., March 4 /PRNewswire-FirstCall/ -- James River Coal Company (Nasdaq: JRCC), a producer of steam and industrial-grade coal, today announced that it had a net loss of $18.5 million or $1.04 per fully diluted share for the fourth quarter of 2007 and a net loss of $54.0 million or $3.29 per fully diluted share for the year ended December 31, 2007. This is compared to a net loss of $15.8 million or $.99 per fully diluted share for the fourth quarter of 2006 and a net loss of $26.2 million or $1.65 per fully diluted share for the year ended December 31, 2006.
    Peter T. Socha, Chairman and Chief Executive Officer commented, "2006 and 2007 were transition years for our company and for our industry. The regulatory environment for mining coal in the United States has changed dramatically. At the same time, it has become increasingly clear that the world coal markets are also changing. The growth in demand from both new and existing coal-fired electrical power plants in developing economies is significantly greater than the current growth in world coal supply. The United States is now helping to fill this gap. We have changed both our mine operations and sales contracting process in response to these events. We believe that our shareholders and other stakeholders will see the benefits of these changes in 2008 and beyond."

    QUARTERLY RESULTS
    The following tables show selected operating results for the quarter ended December 31, 2007 compared to the quarter ended December 31, 2006 (in 000's except per ton amounts).

               Total Results                Three Months Ended December 31,
                                               2007               2006
                                           Total   Per Ton     Total  Per Ton

    Company and contractor production
     (tons)                                2,647               2,937
    Coal purchased from other sources
     (tons)                                  157                 251
    Total coal available to ship (tons)    2,804               3,188

    Coal shipments (tons)                  2,914               3,270
    Revenues
      Coal sales                        $124,747    42.81   $138,531    42.36
      Synfuel handling                     1,390               1,301
    Cost of coal sold                    118,052    40.51    135,033    41.29
    Depreciation, depletion, &
     amortization                         17,235     5.91     19,438     5.94
    Gross loss                            (9,150)   (3.14)   (14,639)   (4.48)
    Selling, general & administrative (1)  8,966     3.08      9,144     2.80

    Adjusted EBITDA (2)                   $1,791     0.61     $1,286     0.39

    (1) SG&A for Q-4 2006 includes approximately $1.7 million due to a contingent obligation related to congressional action on the Coal Act. Q-4 2007 includes approximately $0.9 million related to higher than projected property taxes.

    (2) Adjusted EBITDA is defined under "Reconciliation of Non-GAAP Measures" in this release. Adjusted EBITDA is used to determine compliance with financial covenants in our senior secured credit facilities.

               Segment Results              Three Months Ended December 31,
                                               2007               2006

                                           CAPP    Midwest     CAPP   Midwest


    Coal shipments (tons)                  2,118      796      2,477      793
    Tons produced                          2,040      764      2,414      774

    Coal sales revenue                  $101,469   23,278   $116,493   22,038
    Average sales price per ton            47.91    29.24      47.03    27.79

    Cost of coal sold                    $96,838   21,214   $115,982    9,051
    Cost of coal sold per ton              45.72    26.65      46.82    24.02



    Cost Bridge                                     Q-3 2007 vs. Q-4 2007

                                                       CAPP    Midwest


    Beginning cash costs                             $44.95      23.65
    Variable costs (steel, diesel, etc)                1.49       2.39
    Other                                             (0.72)      0.61
    Ending cash costs                                 45.72      26.65


    Mr. Socha added, "Our mine operations during the fourth quarter had both positive and negative factors. On the positive side, we continued to make great progress in the changes to our mine portfolio. We are continuing to adjust the mine portfolio to changes in the regulatory and cost environments. We are also very pleased by the progress that we have made in the areas of safety and risk management. On the negative side, we were impacted by fewer workdays due to the timing of the Christmas holidays. We were also impacted by higher costs for maintenance and raw materials. On balance, we were pleased with our progress this quarter."

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

    ANNUAL RESULTS
    The following tables show selected operating results for the year ended December 31, 2007 compared to the year ended December 31, 2006 (in 000's except per ton amounts).



       Total Results                          Year Ended December 31,
                                             2007               2006
                                         Total   Per Ton    Total   Per Ton

    Company and contractor production
     (tons)                              11,171             12,268
    Coal purchased from other sources
     (tons)                                 880                786
    Total coal available to ship (tons)  12,051             13,054

    Coal shipments (tons)                12,049             13,128
    Revenues
      Coal sales                       $513,706   42.63   $560,183   42.67
      Synfuel handling                    6,854              4,608
    Cost of coal sold                   473,347   39.29    496,799   37.84
    Gain on curtailment of pension
     plan                                (6,091)  (0.51)       -       -
    Depreciation, depletion, &
     amortization                        71,856    5.96     74,562    5.68
    Gross loss                          (18,552)  (1.54)    (6,570)  (0.50)
    Selling, general & administrative    32,191    2.67     30,867    2.35

    Adjusted EBITDA (1)                 $24,760    2.05    $48,750    3.71

    (1) Adjusted EBITDA is defined under "Reconciliation of Non-GAAP Measures" in this release. Adjusted EBITDA is used to determine compliance with financial covenants in our senior secured credit facilities.

                Segment Results                 Year Ended December 31,
                                                 2007              2006

                                           CAPP    Midwest     CAPP   Midwest


    Coal shipments (tons)                  8,893    3,156      9,780    3,348
    Tons Produced                          8,907    3,144      9,735    3,320

    Coal sales revenue                  $422,429   91,277   $467,492   92,691
    Average sales price per ton            47.50    28.92      47.80    27.69

    Cost of coal sold                   $396,639   76,708   $420,223   76,576
    Cost of coal sold per ton              44.60    24.31      42.97    22.87


    LIQUIDITY
    As of December 31, 2007, the Company had $19.7 million of available liquidity (includes cash and revolver availability), after deducting a $25 million Minimum Liquidity Reserve required by the senior debt facilities.
    The Company was in compliance with all covenants in its senior debt facilities as of December 31, 2007.

    SALES COMMITMENTS AND MARKET COMMENTS
    As of February 29, 2008, we had the following priced and unpriced sales position (in 000's except per ton amounts):


                                       2008 Priced
                 As of November 21,  As of December 31,  As of February 29,
                       2007                2007                2008

                         Average             Average             Average
                          Price               Price               Price
                  Tons Per Ton Tons Per Ton Tons Per Ton CAPP (1) 7,429 $49.32 7,549 $49.42 7,832 $50.16
    Midwest (2)  3,258    $30.32     3,361    $30.25     3,361    $30.25

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

                      2008 Unpriced Tons
                    As of February 29, 2008
                  Thermal Coal        Stoker
    CAPP (1)     1,355 - 1,505      313 - 363
    Midwest (2)      0 - 39            N/A


                       2009 Priced                   2010 Priced
                 As of February 29, 2008       As of February 29, 2008

                                Average                        Average
                                 Price                          Price
                    Tons        Per Ton            Tons        Per Ton
    CAPP (1)       1,000        $51.18              -          $  -
    Midwest (2)    2,790        $30.45             450         $29.99


    (1) CAPP tons placed under contract November 21, 2007 - February 29, 2008 include approximately 137,000 tons of industrial stoker coal.

    (2) Certain contracts in the Midwest include a customer option to increase or decrease the stated tons in the contract. We have included option tons that we believe will be exercised based on current market prices. The prices for the Midwest in years 2008 to 2010 are minimum base price amounts adjusted for projected fuel escalators.


    Mr. Socha continued, "Beginning in October, our contracting strategy for 2008 and 2009 was to focus on the first half of 2008 only. We felt that the underlying coal market was getting stronger, but that this strength was not properly reflected by prices at that time. With industrial stoker prices now over $100 per ton and steam coal prices, depending on quality and term, averaging $75 to over $90 per ton, we believe that it is appropriate to modify our sales strategy. Our new contracting strategy is to combine available coal in the second half of 2008 with customer requirements for 2009 and beyond. Approximately 19% of our expected 2008 CAPP production is unpriced at this time. We also have approximately 89% of our expected 2009 CAPP production unpriced at this time (assuming that 2009 production will be similar to 2008 production). We are actively engaged in discussions with a number of potential purchasers consistent with this strategy."

    CONFERENCE CALL, WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss the fourth quarter earnings on March 4, 2008 at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 800-949-2165, or through the James River Coal Company website at http://www.jamesrivercoal.com. International callers, please dial 719-457-2082. A replay of the conference call will be available on the Company's website and also by telephone, at 888-203-1112 for domestic callers. International callers, please dial 719-457-0820: pass code 4938656.

    James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers. The Company's mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

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

    FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to diversity our operations; failure to exploit additional coal reserves; increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; our dependency on one railroad for transportation of a large percentage of our products; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; our compliance with debt covenants; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

     CONTACT:  James River Coal Company
               Elizabeth M. Cook
               Director of Investor Relations
               (804) 780-3000

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

                            JAMES RIVER COAL COMPANY
                                AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 2007 and 2006
                        (in thousands, except share data)

                                        December 31, 2007    December 31, 2006
       Assets

    Current assets:
       Cash and cash equivalents                 $5,413                1,807
       Receivables:
          Trade                                  40,544               47,383
          Other                                     762                  853
              Total receivables                  41,306               48,236
       Inventories:
          Coal                                    5,915                5,512
          Materials and supplies                  8,277                7,448
              Total inventories                  14,192               12,960
       Prepaid royalties                          3,817                3,851
       Other current assets                       4,180                4,288
              Total current assets               68,908               71,142
    Property, plant, and equipment, at cost:
       Land                                       6,220                5,719
       Mineral rights                           191,586              190,346
       Buildings, machinery and equipment       285,009              264,551
       Mine development costs                    31,923               21,727
       Construction-in-progress                       -                  189
              Total property, plant, and
               equipment                        514,738              482,532
       Less accumulated depreciation,
        depletion, and amortization             195,534              144,752
              Property, plant and
               equipment, net                   319,204              337,780
    Goodwill                                     26,492               26,492
    Other assets                                 24,683               15,840
              Total assets                     $439,287              451,254

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

                            JAMES RIVER COAL COMPANY
                                AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 2007 and 2006
                        (in thousands, except share data)


                                        December 31, 2007    December 31, 2006
       Liabilities and Shareholders'
        Equity

    Current liabilities:
       Current maturities of long-term debt       $1,600                    -
       Accounts payable                           46,641               42,065
       Accrued salaries, wages, and employee
        benefits                                   6,010                4,733
       Workers' compensation benefits              9,450                9,300
       Black lung benefits                         2,050                2,630
       Accrued taxes                               4,234                6,028
       Other current liabilities                   7,394                8,975
              Total current liabilities           77,379               73,731
    Long-term debt, less current maturities      187,200              167,493
    Other liabilities:
       Noncurrent portion of workers'
        compensation benefits                     44,142               44,134
       Noncurrent portion of black lung
        benefits                                  22,084               24,136
       Pension obligations                         5,423               13,011
       Asset retirement obligations               32,288               27,394
       Deferred income taxes                           -               13,160
       Other                                         997                1,798
              Total other liabilities            104,934              123,633
              Total liabilities                  369,513              364,857

    Commitments and contingencies
    Shareholders' equity:
       Preferred stock, $1.00 par value.
        Authorized 10,000,000 shares                   -                    -
       Common stock, $.01 par value.
        Authorized 100,000,000 shares; issued and outstanding 21,906,265 and 16,669,376 shares as of December 31, 2007 and 2006,
        respectively                                 219                  167
       Paid-in-capital                           159,403              124,191
       Accumulated deficit                       (91,719)             (37,704)
       Accumulated other comprehensive
        income (loss)                              1,871                 (257)
              Total shareholders' equity          69,774               86,397

                Total liabilities and
                 shareholders' equity           $439,287              451,254

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

                            JAMES RIVER COAL COMPANY
                                AND SUBSIDIARIES
                      Consolidated Statements of Operations
                      (in thousands, except per share data)



                                           Year         Year         Year
                                           Ended        Ended        Ended
                                        December 31, December 31, December 31,
                                           2007         2006         2005

    Revenues                               $520,560      564,791      453,999
    Cost of sales:
      Cost of coal sold                     473,347      496,799      389,222
      Gain on curtailment of pension
       plan                                  (6,091)           -            -
      Depreciation, depletion, and
       amortization                          71,856       74,562       51,822
        Total cost of sales                 539,112      571,361      441,044
        Gross profit (loss)                 (18,552)      (6,570)      12,955
    Selling, general, and
     administrative expenses                 32,191       30,867       25,453
        Total operating loss                (50,743)     (37,437)     (12,498)
    Interest expense                         19,764       16,782       12,892
    Interest income                            (471)        (366)        (226)
    Charges associated with repayment
     of debt                                  2,421            -        2,524
    Miscellaneous income, net                  (598)        (533)      (1,067)
        Total other expenses, net            21,116       15,883       14,123
        Loss before  income taxes           (71,859)     (53,320)     (26,621)
    Income tax benefit                      (17,844)     (27,151)     (14,283)
        Net income loss                    $(54,015)     (26,169)     (12,338)
    Loss per common share
      Basic loss per common share            $(3.29)       (1.65)       (0.83)
      Shares used to calculate basic
       loss per share                        16,412       15,849       14,955

      Diluted loss per common share          $(3.29)       (1.65)       (0.83)
      Shares used to calculate dilutive
       loss per share                        16,412       15,849       14,955

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

                            JAMES RIVER COAL COMPANY
                                AND SUBSIDIARIES

                            Reconciliation of EBITDA
                                 (in thousands)
                                   (unaudited)

    EBITDA is a measure used by management to measure operating performance. We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance. We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates. In addition, we use EBITDA in evaluating acquisition targets.

    Adjusted EBITDA is the amount used in our current debt covenants. Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges. Adjusted EBITDA is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

    EBITDA and Adjusted EBITDA are not recognized terms under GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA or Adjusted EBITDA are not intended to be a measure of free cash flow for management's discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.



                                     Three Months Ended       Year Ended
                                     December  December   December  December
                                       2007      2006       2007      2006

    Net loss                         $(18,451)  (15,792)   (54,015)  (26,169)
    Income tax benefit                 (4,224)  (12,664)   (17,844)  (27,151)
    Interest expense                    4,854     4,665     19,764    16,782
    Interest income                       (68)      (87)      (471)     (366)
    Depreciation, depletion, and
     amortization                      17,235    19,438     71,856    74,562
    EBITDA (before adjustments)         $(654)   (4,440)    19,290    37,658
    Other adjustments specified
      in our current debt agreement:
      Gain on curtailment of pension
       plan                                 -         -     (6,091)        -
      Charges associated with
         repayment of debt                  -         -      2,421         -
      Other adjustments                 2,445     5,726      9,140    11,092
    Adjusted EBITDA                    $1,791     1,286     24,760    48,750


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